UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
June 27, 2025

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5130 Hacienda Drive, Dublin, California 94568
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $.01	ROST	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Ross Stores, Inc. (the “Company”) entered into a new, senior unsecured revolving Credit Agreement (the “2025 Credit Facility”) on June 27, 2025 (the “Effective Date”) with the lenders named therein, providing the Company with up to $1.3 billion in borrowing availability, on terms and conditions as described below. Bank of America, N.A., is administrative agent, a swing line lender and a letter of credit issuer, and Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., and U.S. Bank National Association are syndication agents and letter of credit issuers under the 2025 Credit Facility.

The 2025 Credit Facility replaces the Company’s previous $1.3 billion senior unsecured revolving credit facility, which was entered into in February 2022 (the “Prior Credit Facility”), and provides substantially unchanged commercial terms and borrowing capacity limits. The 2025 Credit Facility expires in June 2030, and may be extended, at the Company’s option, for up to two additional one year periods, subject to customary conditions, including the receipt of lender consent to such extensions. The new facility contains a $300 million sublimit for issuance of standby letters of credit. It also contains an option allowing the Company to increase the size of its credit facility by up to an additional $700 million, with the agreement of the committing lenders.

Interest on borrowings under the 2025 Credit Facility is based on Term SOFR (or an alternate benchmark rate, if Term SOFR is no longer available) plus an applicable margin, and is payable quarterly and upon maturity. The 2025 Credit Facility allows the Company to borrow up to an aggregate principal amount of $1.3 billion at any time outstanding, on a revolving credit basis, at interest rates selected by the Company, and depending on the Company’s long-term debt credit rating as follows:

•“Term SOFR Rate Loans” bear interest at a variable rate per annum equal to Term SOFR (as defined in the 2025 Credit Facility) plus a margin (depending on the Company’s long-term debt credit rating) of between 0.675% and 1.25%; and
•“Base Rate Loans” bear interest at a variable rate per annum equal to the highest of (a) the federal funds rate (as then published by the Federal Reserve Bank of New York) plus 0.5%, (b) Bank of America’s “prime rate” (as then publicly announced), (c) the Term SOFR Rate for a one-month tenor plus 1.0%, and (d) 1.00%, in each case plus a margin (depending on the Company’s long-term debt credit rating) of between 0% and 0.25%.

The Company is required to pay a commitment fee on a quarterly basis, at a per annum rate of between 0.05% and 0.125% (depending on the Company’s long-term debt credit rating) based on the aggregate unused commitments under the 2025 Credit Facility.

The 2025 Credit Facility includes customary conditions to credit extensions, and customary covenants, including:

•a Consolidated Adjusted Debt to Consolidated EBITDAR ratio, as of the last day of any fiscal quarter, calculated for the four consecutive fiscal quarters then ending, of no greater than 3.50 to 1.00;
•restrictions on indebtedness of the Company and its subsidiaries, with a limit on aggregate subsidiary indebtedness of 20% of consolidated tangible net worth of the Company and its subsidiaries;
•limitations on sales of assets, and
•limitations on liens, with a general lien basket of $100 million.

It also contains customary events of default. If an event of default occurs, then the administrative agent may terminate the commitments under the 2025 Credit Facility, and may accelerate any outstanding loans, to the extent permitted in the 2025 Credit Facility.

On the Effective Date, no borrowings are outstanding under the 2025 Credit Facility or under the Prior Credit Facility.

The foregoing description of the 2025 Credit Facility is qualified in its entirety by reference to the complete terms and conditions of the 2025 Credit Facility, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending August 2, 2025.

Many of the lenders under the 2025 Credit Facility and the Prior Credit Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 1.02 Termination of a Material Definitive Agreement.

On the Effective Date of the 2025 Credit Facility, the Prior Credit Facility was terminated. The Prior Credit Facility was terminated because it was replaced by the new 2025 Credit Facility.

The Prior Credit Facility is further described in Note E of the Notes to Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2025, which description is incorporated by reference herein. That description is also qualified by reference to the full text of the Prior Credit Facility, which is filed as Exhibit 4.1 to the Form 10-Q filed by the Company for its quarter ended April 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2025

ROSS STORES, INC.
Registrant

By:	/s/Adam Orvos
Adam Orvos
Executive Vice President, Chief Financial Officer

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